THE DIAL CORPORATION
                                   EXHIBIT 99

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
         SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), Congress encouraged public companies to make "forward-looking statements" by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. The Dial Corporation (the "Company") intends to qualify both its written and oral forward-looking statements for protection under the PSLRA.

     To qualify oral forward-looking statements for protection under the PSLRA, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company provides the following information in connection with its continuing effort to qualify forward-looking statements for the safe harbor protection of the PSLRA.

     Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

FACTORS  THAT  MAY  AFFECT  FUTURE  RESULTS  AND  FINANCIAL  CONDITION

     The Company's future results and financial condition are dependent upon the Company's ability to successfully develop, manufacture and market consumer products. Inherent in this process are a number of factors that the Company must successfully manage to achieve favorable future operating results and financial condition. Potential risks and uncertainties that could affect the Company's future operating results and financial condition include, but are not limited to, the factors discussed below.

INTENSE  COMPETITION  IN  THE  CONSUMER  PRODUCTS  INDUSTRY

     The consumer products industry, particularly its detergent, personal care and air freshener categories, is intensely competitive. Several of the Company's most significant competitors, including The Procter & Gamble Company, Lever Brothers Co. (a division of Unilever plc), and Colgate-Palmolive Company, have greater financial resources than the Company and may be willing to commit significant resources to protecting their own market shares or to capturing market share from the Company. As a result, the Company may need to incur greater costs than previously incurred for trade and consumer promotions and advertising to preserve or improve market share and to introduce and establish new products and line extensions. At the same time, the Company may need to undertake additional production-related costs-cutting measures to enable it to respond to competitors' price cuts and marketing efforts without reducing the Company's margins. There can be no assurance that the Company will be able to make such additional expenditures or implement such cost-cutting measures or that if made or implemented they will be effective.

CONSUMER  PRICING  PRESSURES

     Consumer products, particularly those that are value-priced, are subject to significant price competition. From time to time, the Company may need to engage in price-cutting initiatives for some of its products to respond to competitive and consumer pressures. The failure of the Company's sales volumes to grow sufficiently to improve overall revenues and income as a result of a competitive price reduction could have a material adverse effect on the financial performance of the Company.

TRADE  CUSTOMER  PRICING  PRESSURES;  COMPETITIVE  RETAIL  ENVIRONMENT

     The Company faces pricing pressures from its trade customers. Because of the competitive retail environment, retailers have increasingly sought to reduce inventory levels and obtain pricing concessions from vendors. In addition, because consumer products companies, including the Company, have historically offered end-of-quarter discounts to achieve quarterly sales goals, trade customers have been inclined to delay inventory restocking until quarter-end. Since August 1996, the Company has reduced end-of-quarter discounts to retailers and has changed its sales incentive structure to emphasize not only quarterly review targets but also trade spending management and other personal performance targets. The reduction in discounts has not had and the Company believes it will not have a material adverse effect on sales although there can be no assurance in that regard. The Company is also subject to the risk that high-volume customers could seek alternative pricing concessions or better trade terms. The Company's performance is also dependent upon the general health of the retail environmental and could be materially adversely affected by changes therein and by the financial difficulties of retailers.

DEPENDENCE  OF  KEY  CUSTOMERS

     The Company's top ten customers accounted for 35% of net sales in 1997. Wal-Mart Stores Inc. (and its affiliate, SAM's Club) ("Wal-Mart") was the Company's largest customer, accounting for 17% of the Company's net sales in 1997. The loss of, or a substantial decrease in the volume of purchases by, Wal-Mart or any of the Company's other top customers could have a material adverse effect on the Company's results of operations.

PRICE  VOLATILITY  OF  RAW  MATERIALS;  SINGLE  SOURCE  SUPPLIER

     While the Company believes that is may, in certain circumstances, be able to respond to price increases for certain raw materials by increasing sales prices, rapid increases in the prices of such raw materials could have a material adverse impact on financial results. For example, tallow (a key ingredient in Dial bar soaps) has experienced price fluctuations within the range of $0.16 and $0.28 per pound from January 1, 1995 to July 4, 1998.
Recently, the price of tallow has been trading near the lower end of this historical range. Because the majority of the competitors' soap products use considerably less tallow in their bar soap products, the Company may not be able to increase the prices of its Dial bar soaps in response to increases in tallow prices. In addition, the antibacterial agent, Triclosan, which is the active ingredient used in Liquid Dial products, is sourced from a single supplier. Although the Company has an adequate supply of Triclosan for its current and foreseeable needs, a significant disruption in this supply could have a short-term material adverse impact on the Company's financial results. The Company seeks to mitigate the risk by entering into contracts to provide up to six-month supplies of tallow, Triclosan and packaging materials. Long-term hedging opportunities against price increases for these items are generally not available.

DEPENDENCE  ON  DOMESTIC  MARKETS; RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

     While a number of the Company's competitors have diversified their revenues to include a strong international component, the Company is currently dependent primarily on sales generated in the U.S. (92% of sales in 1997). With respect to a number of the Company's most significant product categories, including detergents and bar soaps, the U.S. markets are mature and characterized by high household penetration. The Company's unit sales growth in these domestic markets will depend on increasing usage by consumers and capturing market share from competitors. There can be no assurance that the Company will succeed in implementing its strategies to achieve such domestic growth.

     To reduce its dependence on domestic revenues, the Company has adopted a strategy to further penetrate international markets. In implementing this strategy, the Company faces barriers to entry and the risk of competition from local and other companies that already have established global businesses, risks generally associated with conducting business internationally, including exposure to currency fluctuations, limitations on foreign investment, import/export controls, nationalization, unstable governments and legal systems and the additional expense and risks inherent in operating in geographically and culturally diverse locations. Because the Company plans to develop its international business through acquisitions as well as joint ventures, co-packaging arrangements and/or other alliances, the Company may also be subject to risks associated with such acquisitions, ventures, arrangement and alliances, including those relating to the marriage of different corporate cultures and shared decision-making. In addition, because the Company's current international distribution capabilities are extremely limited, the Company will also need to acquire a distribution network or enter into alliances with existing distributors before it can effectively conduct operations in new markets. There can be no assurance that the Company will succeed in increasing its international business in a profitable manner, and a failure to expand this business may have a material adverse effect on the Company.

     The Company has a significant number of registered foreign trademarks as well as pending foreign trademark applications. There can be an assurance that the Company will successfully register any foreign trademark for which applications are currently pending or that such trademarks, once registered, together with any existing registered foreign trademarks, will be protected in the foreign markets in which they are used.

ADVERSE  PUBLICITY;  PRODUCT  RECALL

     Certain news broadcasts by major U.S. television and radio networks have focused on the use of antibacterial agents to kill germs on various surfaces. Triclosan, the active ingredient in Liquid Dial, has also been a focus of these broadcasts. Although none of the broadcasts disputed that Triclosan kills germs on the skin, some third party experts did question whether it provides any additional protection beyond that provided by non-antibacterial soap products. Although the Company has test results that it believes prove that Triclosan provides consumers with additional protection in limiting exposure to bacterial-related diseases, there can be no assurance the adverse publicity stemming from these broadcasts will not adversely affect the Company's sales of its antibacterial soap products and its results of operations.

     Because the Company shares the use of the Armour trademark for food products with ConAgra Inc., the manufacturer of Armour-branded non-canned meat products, the Company faces the risk that consumer preferences and perceptions with respect to any of the Company's Armour products may be influenced by adverse publicity affecting any of the Armour-branded products of ConAgra, Inc.

     From time to time, consumer product companies, including Dial, have had to recall certain products for various reasons, which costs of recall or other liabilities could be material to such companies. To date, the Company has not made any product recalls that have been material to the Company's financial condition. In addition, adverse publicity regarding any such product recall could have a material adverse effect on the Company.

ENVIRONMENTAL  CONCERNS  REGARDING  DETERGENT  COMPOUND

     Nonlyphenol ethoxylate ("NPE") is an ingredient used in the Company's liquid and powder detergent products. Certain environmental and regulatory groups have raised concerns regarding the toxicity of compounds produced from NPE as it decomposes and the adverse impact on the reproductive health of certain aquatic animals, exposed to those compounds. Although to the best of the Company's knowledge none of the studies undertaken on NPE have demonstrated a link between the compound and such effect in the environment or in human beings, there can be no assurance that subsequent studies will in fact demonstrate such a link or demonstrate other adverse environmental consequences. Current government regulations do not impose any restrictions on the use of NPE, or impose any liability on any of the businesses that utilize NPE in the products they manufacture. The Company believes, however, that a number of governmental agencies in North America and Europe are discussing formal regulations of NPE in the environment. The Company is in the process of reformulating its detergents to eliminate this compound ingredient. The additional expense the Company expects to incur as a result of this reformulation is not expected to have a material adverse impact on the Company's financial results. In addition, the Company believes that it will not incur any significant environmental liability as a result of the use of NPE in its products.

DEPENDENCE  ON  KEY  PERSONNEL

     The operation of the Company requires managerial expertise. Of the Company's key personnel, only the Chief Executive Officer has an employment contract with the Company. There can be no assurance that any of the Company's key employees will remain in the Company's employ. The loss of such key personnel could have a material adverse effect on the Company's operations.

TURNOVER;  EMPLOYEE  RELATIONS

     Primarily as a result of the restructuring of its business, the Company discharged approximately 950 salaried and non-salaried employees during 1995 and 1996. In addition, the Company experienced greater aggregate voluntary turnover of salaried employees in 1996 and 1997 than the industry average. Although the Company believes that it presently has sufficient staffing, there can be no assurance that the Company would not be materially adversely affected by any future significant voluntary turnover of salaried or other employees.

     Four of the Company's six plants in the U.S. are unionized. The Company's contracts with its various unions are scheduled for renegotiation as follows:
(i) Oil, Chemical and Atomic Workers union (covering approximately 100 employees at the Company's Bristol, Pennsylvania plant) in May 1999; (ii) United Food and Commercial Workers union (covering approximately 360 employees at the Company's Aurora, Illinois plant) in August 1999; and (iii) the United Food and Commercial Workers union (covering approximately 425 employees at the Company's Fort Madison, Iowa plant) in September 1999. There can be no assurance that these contracts can be renegotiated on terms acceptable to the Company. Although the Company believes that its relations with the employees at its plants are satisfactory, there can be no assurance that the Company will not face similar labor disputes in the future or that such disputes will not be material to the Company.

ENVIRONMENTAL  MATTERS

     The Company is subject to a variety of environmental and health and safety laws in each jurisdiction in which it operations. These laws and regulations pertain to the Company's present and past operations.

     Since 1980, the Company has received notices or requests for information with respect to 27 sites that have been deemed "Superfund" sites under the federal Comprehensive Environmental Response, Compensation and Liability Act, five of which are currently active, 14 of which are inactive, and eight of which have been settled. The Company is also engaged in investigatory and remedial activities with respect to four closed plants previously operated by the Company's former parent. As of January 3, 1998, the Company had accrued in its financial statements approximately $10 million in reserves for expenses relating to Superfund sites and the clean-up of closed plant sites, which reserves it believes are adequate.

     The Company does not anticipate that the costs to comply with environmental laws and regulations or the costs related to Superfund sites and the clean-up of closed plant sites will have any material adverse effect on the Company's capital expenditures, earnings or competitive position; however, there can be no assurance that other developments, such as the emergence of unforeseen claims or liabilities or the imposition of increasingly stringent laws, regulations and enforcement policies will not result in material costs in the future.

RISKS  OF  POTENTIAL  ACQUISITIONS

     The Company may acquire or make substantial investments in complementary businesses or products in the future. Any such acquisition or investment would entail various risks, including the difficulty of assimilating the operations and personnel of the acquired business or products, the potential disruption of the Company's ongoing business and, generally, the potential inability of the Company to obtain the desired financial and strategic benefits from the acquisition or investment. These factors could have a material adverse effect on the Company's financial results. Future acquisitions and investments by the Company also could result in substantial cash expenditures, potentially dilutive issuance of equity securities, the incurrence of additional debt and contingent liabilities, and amortization expenses relating to goodwill and other intangible assets, which could adversely affect the Company's financial results and condition. The Company engages from time to time in discussions with respect to potential acquisitions, some of which may be material.

YEAR  2000  COMPLIANCE

     Many existing computer systems and software products, including several used by the Company, are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, the Company's date critical functions related to the year 2000 and beyond, such as sales, distribution, manufacturing, purchasing, inventory control, trade promotion management, planning and replenishment, facilities and financial systems may be materially adversely affected unless these computer systems are or become year 2000 compliant.

     The Company has begun a comprehensive upgrade of its information systems to significantly improve operating efficiencies and to identify, correct or reprogram, and test its systems for year 2000 compliance. In 1997, the Company incurred costs of $12 million to upgrade its information technology and expects to spend an additional $40 million over the next two years for such upgrades. There can be no assurance, however, that the Company's computer systems will be year 2000 compliant in a timely manner or that the Company will not incur significant additional expenses pursuing year 2000 compliance. Furthermore, even if the Company's systems are year 2000 compliant, there can be no assurance that the Company will not be materially adversely effected by the failure of others to become year 2000 compliant. For example, the Company may be adversely affected by the disruption or inaccuracy of data provided to the Company by non-year 2000 compliant third parties and the failure of the Company's customers and service providers, such as independent shipping companies, to become year 2000 compliant. There can be no assurance that the year 2000 problem will not have  a  material  adverse  effect  on  the  Company  in  the  future.